As filed with the Securities and Exchange Commission on May 26, 2020
Registration Nos. 333-225014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________________

CORREVIO PHARMA CORP.
(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1441 Creekside Drive, 6th floor Vancouver, British Columbia, Canada	V6J 4S7
(Address of Principal Executive Offices)	(Zip Code)

CORREVIO PHARMA CORP. INCENTIVE STOCK OPTION PLAN
(Full title of the plan)

Correvio LLC
3 Dickinson Drive
Suite 101, Building 4
Chadds Ford, PA 19317
(Name and address of agent for service)

610-833-6066
(Telephone number, including area code, of agent for service)
________________________________
Copy to:
Ryan J. Dzierniejko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3712	Joseph A. Garcia, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b−2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [  ]

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed to withdraw from registration all common shares, no par value (each, a “Share” and collectively, the “Shares”) of Correvio Pharma Corp. (the “Registrant”), and any other securities remaining unissued under the Registration Statement on Form S-8 (No. 333-225014), filed by the Registrant with the U.S. Securities and Exchange Commission on May 17, 2018, pertaining to the registration of 4,358,934 Shares issuable under the Correvio Pharma Corp. Incentive Stock Option Plan (the “Registration Statement”).
As previously publicly announced by the Registrant, effective May 27, 2020, the Registrant and ADVANZ PHARMA Corp. Limited (“ADVANZ”) are expected to complete a court-approved statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act pursuant to which ADVANZ, through its wholly-owned subsidiary, is expected to acquire all of the issued and outstanding Shares of the Registrant.
In connection with the anticipated completion of the transactions contemplated by the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in Part II of the Registration Statement to remove from registration (by means of a post-effective amendment) any securities that had been registered for issuance but remain unsold at the termination of the offering, hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on May 26, 2020.

CORREVIO PHARMA CORP.

By:	/s/ Justin Renz

Name:	Justin Renz
Title:	President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No.1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.